Finance Division Officer Announcement

Press Release

Date TBD

FOR IMMEDIATE RELEASE

Norfolk Southern announces executive changes to Finance Division

NORFOLK, Va., May 19, 2020 – Norfolk Southern Corporation (NYSE: NSC) today announced organizational changes within its Finance Division.

“As we continue to implement our strategic plan and push toward a 60% operating ratio, we are enhancing our finance organization to drive improved performance across our business,” said Norfolk Southern Chief Financial Officer Mark George.

Jason Zampi will become vice president of financial planning and analysis, a new department within the company’s Finance Division. Zampi currently is vice president and controller. He has been with Norfolk Southern for nine years, serving in leadership roles with finance, treasury, and accounting. Prior to joining Norfolk Southern, he was a senior manager with KPMG LLP.

“This new financial planning and analysis team will strengthen our capabilities for rigorous analysis, robust metrics, and systematic competitive benchmarking,” said George. “It will be an important contributor to our continuing effort to manage our assets well and control our costs.”

Clyde “Jake” Allison Jr. will become vice president and controller, with responsibility for all accounting functions. Allison currently serves as vice president and treasurer. He has been with the company for 26 years, with roles of increasing responsibility in audit and compliance, material management, accounting, and treasury. He began his career as a manager with KPMG LLP.

Chris Neikirk will become vice president of treasury and investor relations. Neikirk currently is assistant vice president finance, cost, and treasury. He has been with the company for 26 years, progressing through roles in marketing, energy and properties, finance, treasury, and the chairman’s office. Pete Sharbel, current director investor relations, will report to Neikirk in this new role.

“Norfolk Southern is fortunate to have talented, experienced leaders like Jason, Jake, and Chris to help lead our company during this critical time of transformation,” said George.

Zampi, Allison, and Neikirk will report to George. The changes become effective June 1, 2020.